(FORD LOGO)

Exhibit 10-Y

Inter Office

Joe W. Laymon
Group Vice President
Corporate Human Resources
and Labor Affairs

December 9, 2004

To: Allan Gilmour

Subject: Retirement

This letter is to confirm certain arrangements, approved by the Compensation Committee, related to your proposed retirement effective February 1, 2005.

•	You will retire pending your signature on the appropriate separation waiver agreement.

•	Consistent with the terms of various Company benefit programs for which you are eligible, you agree not to enter into any arrangement that would be competitive with Ford Motor Company, including subsidiaries. You also agree to maintain confidentiality on all matters related to the Company, to refrain from litigation against the Company, and to refrain from inimical conduct toward the Company, including refraining from any disparaging remarks about the Company or its employees, or any aspect of its business.

•	All restrictions on your outstanding restricted stock awards lapse as of February 1, 2005.

•	You agree to assist in litigation on the Company’s behalf, as requested by the Company, even if requested after the effective date of your retirement.

•	Additionally, you agree to assist in the transfer of operations and responsibilities to Don Leclair, and others to be named by the Company, by December 31, 2004, and, except as otherwise noted below, you will transfer your responsibilities as a member of any board of directors of any subsidiaries or affiliates and any charitable boards on which you participate on the Company’s behalf, to other representatives to be identified by the Company. You will remain a member (but as a non-employee member) of the Ford Motor Credit Company Advisory Board.

Please indicate your acknowledgement of the arrangements for your retirement as indicated in this letter by signing below. Attached is a separation waiver agreement for your signature that should be signed and returned to me.

Acknowledge:	/s/ Allan Gilmour

Date:	January 28, 2005